Exhibit 10.5

FORM OF

SUPPLY AND OFFTAKE AGREEMENT

BY AND BETWEEN

INTERNATIONAL PAPER COMPANY

AND

SYLVAMO NORTH AMERICA, LLC

DATED AS OF [•], 2021

Schedule A— Service Level Agreement

Schedule B— Product Specifications

Schedule C— Fixed Costs and Variable Costs

Schedule D— Project Managers

Schedule E— Standard Tolerances

Schedule F— Sylvamo Names and Marks

Schedule G— Bristols & Specialty Trademarks

Schedule H— GT Trademarks

FORM OF SUPPLY AND OFFTAKE AGREEMENT

This Supply and Offtake Agreement (“Agreement”), dated as of [•], 2021 (the “Effective Date”) is made by and between INTERNATIONAL PAPER COMPANY, a New York corporation (“IP”), and SYLVAMO NORTH AMERICA, LLC, a Delaware limited liability company (“Sylvamo” and, together with IP, the “Parties”):

WHEREAS, IP and Sylvamo have entered into that certain Separation and Distribution Agreement, dated as of [•], 2021 (as the same may be amended, modified or supplemented from time to time, the “Separation and Distribution Agreement”), pursuant to which the business of Sylvamo is being separated from IP into a new publicly traded company;

WHEREAS, pursuant to the Separation and Distribution Agreement, IP and Sylvamo agreed to enter into this Agreement to reflect the arrangements under which IP will continue to operate paper machines number 1 (“GT 1”) and 2 (“GT 2”, and together with GT 1, “GT 1&2”) at its mill in Georgetown, South Carolina (the “Mill”) to produce uncoated freesheet, uncoated bristols, wallboard tape and specialty papers (the “Products”) following the Distribution, and Sylvamo will purchase the Product produced by GT 1&2 upon the terms and conditions set forth herein; and

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Separation and Distribution Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereby agree as set forth herein.

1. Operation and Intent. Following the Distribution, IP shall continue to own and retain title to the Mill, but agrees to operate GT 1&2 to produce the Products to be purchased by Sylvamo consistent in all material respects with the manner in which IP has operated GT 1&2 during the past three (3) years and pursuant to the terms set forth herein. The intent of this Agreement is to effectively transfer the economics associated with ownership and operation of GT 1&2 at the Mill to Sylvamo for the Term.

2. Production Process and Management.

(a) Orders.

(i) Subject to Section 2(c)(ii), Sylvamo shall use reasonable best efforts to maintain sufficient Product orders to keep GT 1&2 operating at their respective annual volume targets in the SAP System (as determined by IP during its annual budgeting process and adjusted for any calendar year on each Annual Adjustment Date (as defined below)), adjusted for grade mix and normal machine variability (“Budgeted Capacity”) during the Term.

(ii) Sylvamo shall manage all communications with its customers (including orders, inquiries and invoices) for the Product and shall be responsible for the sale of any Inventory or Saleable Job Lot (as defined below). All customer pricing decisions shall be Sylvamo’s sole responsibility.

(iii) Sylvamo shall be responsible for the order management process of the Product produced pursuant to this Agreement, including order entry (both production and replenishment orders). IP shall produce the Products for Sylvamo only when such orders have been loaded into the production plan via EDI or other method and released to IP. Sylvamo shall be liable for any order entry errors and any resulting manufacturing losses, and IP shall invoice Sylvamo for any Products produced due to an order entry error. The Parties agree to cooperate in the disposal of any order entry errors. IP and Sylvamo shall each provide access to the other Party to its information technology systems only to the extent necessary so that the Parties can fulfill their obligations under this Agreement and in any case without compromising the information security protocols of either party and review and track the status of their Product orders and associated Inventory. The Parties acknowledge that the manner in which such orders are reviewed and monitored may change as IP’s systems change, as more fully described in Section 9.

(b) Production Management.

(i) IP shall be responsible for managing all aspects of production of Products under this Agreement, including production planning, production, transportation planning and shipping. Sylvamo and IP shall comply in all material respects with the Service Level Agreement attached hereto as Schedule A, including the Sales and Operations Plan (“S&OP”) referred to therein as modified by IP from time to time, for Products produced at the Mill. The Project Managers (as defined below) shall meet at least annually to discuss in good faith and implement any changes to the S&OP or the Service Level Agreement that such Project Managers agree are necessary to maintain production, sales and operations consistent with past practice.

(ii) As part of the Service Level Agreement, the Parties agree to develop and jointly manage an effective S&OP process consistent in all material respects with IP’s past practice. The S&OP process will address efficient planning and scheduling of GT 1&2 to align commercial and manufacturing imperatives.

(iii) Production overruns that exceed the percentage tolerance attached hereto as Schedule E (“Standard Tolerances”) shall be borne by IP, provided that Sylvamo shall cooperate with IP and use commercially reasonable efforts to sell any production overrun that exceeds Standard Tolerances.

(iv) Sylvamo shall use commercially reasonable efforts to ensure that the grade/customer mix at Georgetown is consistent with past practices at the Mill prior to the Effective Date.

(c) Mill Downtime; Curtailments; IP Production Runs.

(i) Sylvamo and IP shall cooperate to adjust the production schedule as necessary and consistent in all material respects with IP’s past practice (taking into account the commercially reasonable requests of Sylvamo) in order to accommodate planned pulp availability curtailments, necessary maintenance, changeover downtime, mill-wide outages, customer emergencies, other market or marketing needs and related or similar events and any other shutdown; provided that the final determination of the timing of planned or anticipated maintenance or other shutdown of either GT 1, GT 2 or the Mill shall be at IP’s sole discretion. IP shall provide Sylvamo with advance notice, as promptly as reasonably practicable after any final determination, of any such maintenance or shutdown that IP believes is reasonably likely to affect the supply of Products and shall notify Sylvamo as soon as reasonably practicable upon the occurrence of any emergency or other unplanned shutdown at the Mill that IP believes is reasonably likely to affect the supply of the Product. In the event of a planned or unplanned shutdown (including as a result of lack of wood, gas curtailments, equipment failures or weather related events) affecting multiple production lines at the Mill, to the extent reasonably practicable, IP shall endeavor to manage the effects of such shutdown so that the effects are borne proportionally (as measured by machine output) by Sylvamo through the shutdown of GT 1&2 and by IP through the shutdown of machine number 3 at the Mill.

(ii) IP may from time to time, upon prior notice to Sylvamo, perform production runs of IP products on GT 1 or GT 2 (“IP Corp Production Runs”), subject to Sylvamo’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed). IP shall bear all costs incurred in connection with such production runs. Notwithstanding anything herein to the contrary, Sylvamo shall not be liable for Fixed Costs incurred by IP during any IP Corp Production Runs on GT 1 or GT 2.

(d) Quality Control.

(i) IP shall meet in specifications and customer requirements consistent in all material respects with IP’s past practice, including those specified in the specifications for the Products listed on Schedule B, as well as, to the extent reasonably practicable, customer-specific specifications, customer contracts and/or order-specific notes (collectively, the “Specifications”). For the avoidance of doubt, all Products shipped by IP to Sylvamo or its customers hereunder that meet the Specifications at gate exit shall be deemed to be 1st grade. Specifications contained in the Mill’s Profacy system on the Effective Date shall be the initial production Specifications. Thereafter, alterations to the Specifications shall be adopted only as mutually agreed by the Parties. All costs associated with adopting and meeting new Specifications shall be borne by Sylvamo. IP and Sylvamo shall cooperate in good faith to ensure Specifications meet industry standards. If an order requires, or Sylvamo otherwise requests, the use of certified fiber for the Products, all costs associated with sourcing and transporting such certified fiber to the

Mill shall be borne by Sylvamo. IP shall cooperate with Sylvamo in good faith to create Products with new grades, which will be deemed to be Products under this Agreement in a manner consistent with IP’s past practice during the past three years and priced for purposes of Mill Cash Costs at mutually agreed levels. Sylvamo shall be responsible for all costs associated with any trial work requested by Sylvamo for new grade runs, and IP shall invoice Sylvamo for such costs.

(ii) IP shall perform quality testing services consistent in all material respects with IP’s past practices at the Mill.

(iii) IP shall cooperate with Sylvamo to address reasonable requests from Sylvamo’s customers, with not less than thirty (30) Business Days’ prior written notice, to conduct quality control or sustainability audits consistent in all material respects with IP’s past practice (and subject to entry into an appropriate confidentiality agreement); provided that IP shall have no obligation to permit any quality control or sustainability audit more than once per calendar quarter. All out-of-pocket costs associated with any such quality control or sustainability audit shall be borne by and invoiced to Sylvamo. Any request related to Mill compliance with a Sylvamo customer’s code of conduct will be subject to IP’s review and agreement.

(iv) IP shall cooperate with Sylvamo to address reasonable requests from Sylvamo’s customers, with not less than thirty (30) Business Days’ prior written notice, to conduct social responsibility audits consistent in all material respects with IP’s past practice; provided that IP shall have no obligation to permit any social responsibility audit more than twice per calendar year. All out-of-pocket costs associated with any such social responsibility audits shall be borne by Sylvamo, and Sylvamo shall reimburse IP for 50% of its fully loaded costs for conducting such social responsibility audit.

(e) Remedies in the Case of Nonconforming or Damaged Products. In the event Sylvamo or a customer of Sylvamo rejects or revokes acceptance of any Product that has a Manufacturing Defect, Sylvamo shall promptly notify IP, and the Parties shall cooperate in good faith to resolve such claim in a manner consistent in all material respects with IP’s past practice. Except as provided in Section 8, Sylvamo’s sole and exclusive remedy for any Manufacturing Defect shall be, at Sylvamo’s option, (i) IP’s replacement of the defective or nonconforming Products with conforming Products without charge to Sylvamo (provided that any sale proceeds received by Sylvamo for such replaced defective or nonconforming Products, as more fully described in Section 5, shall be remitted to IP) or (ii) a refund to Sylvamo of the Mill Cash Cost (as defined below) associated with the defective or nonconforming Products net of any proceeds received by Sylvamo from the sale of such defective or nonconforming Products, as more fully described in Section 5. For the avoidance of doubt, IP shall not be liable to Sylvamo in the event a customer of Sylvamo rejects or revokes acceptance of any Products for any reason other than a Manufacturing Defect and any associated freight cost reimbursements. A “Manufacturing Defect” with respect to any Product shall mean the failure to meet the Specifications or readily apparent and visible handling or transit damage.

(f) Operational Efficiency. The Parties agree that in the event three (3) successive production runs from a single grade averages 1000 basis points (i.e., 10%) less than the operating machine efficiency (“OME”) standard for the grade, the Parties shall use commercially reasonable efforts to return the grade OME to the standard. If after such production runs, the OME for such grade has not improved to be less than 1000 basis points (i.e., 10%) below from the standard by the later to occur of (x) three (3) months elapsing since the original deficient production runs and (y) three (3) subsequent production runs of that grade, the Parties agree to update the grade standard cost to reflect the decline in OME.

(g) Customer Complaints. Sylvamo shall be responsible for investigating any customer complaints related to the Products and relaying complaints relating to the Product produced under this Agreement to IP. Any customer complaints that Sylvamo receives regarding Products that meet the Specifications shall be handled by Sylvamo as a sales policy decision for Sylvamo’s account, and IP shall have no obligations or liabilities with respect to such complaints. Sylvamo and IP shall cooperate in good faith to resolve any customer complaints relating to product damages from transportation that is managed by IP under Section (2)(i).

(h) Inventory.

(i) “Inventory” shall include all completed Products manufactured by GT 1&2 that meet the Specifications after the machine winder and prior to delivery to Sylvamo or any other customer. IP shall have ownership and title to Inventory located at the Mill. Ownership and title to Inventory shall pass to Sylvamo upon gate exit of Products from the Mill.

(ii) Prior to or as of the Effective Date, Inventory existing as of September 1, 2021, whether located at the Mill or elsewhere (“Day One Inventory”), shall be invoiced to Sylvamo in accordance with this Section 2(h)(ii). Day One Inventory that is located at the Mill shall be invoiced to Sylvamo upon shipment in accordance with Section 4(b). Day One Inventory that has already been shipped from the Mill (or is being held on consignment outside of the Mill) and not yet invoiced shall be invoiced to Sylvamo and payment therefor shall be made in three (3) equal monthly installment payments, the first of which will be due April 1, 2022 and the remaining two payments will be due thirty (30) days and sixty (60) days, respectively, after the due date of the first invoice. For the avoidance of doubt, ownership and title to such Day One Inventory that has already been shipped shall be deemed to have passed to Sylvamo upon gate exit from the Mill. As of September 1, 2021, Sylvamo shall take ownership and title to any Job Lot located outside of the Mill and, notwithstanding anything to the contrary in this Agreement, the provisions of Section 5 shall not apply to any such Job Lot. The immediately foregoing sentence shall apply to any Job Lot existing as of September 1, 2021 but not discovered or identified as Job Lot until after September 1, 2021.

(iii) Subject to the Service Level Agreement, Sylvamo shall be entitled to store up to and average of 12,000 tons based on a seven (7)-day moving average of Inventory on the Mill floor at any given time during the Term. Upon notice from IP, Sylvamo shall promptly, but in any event within three (3) days of receipt of such notice notify IP of where to ship the excess Inventory from the Mill floor, and IP shall ship such excess Inventory to the greatest extent practicable in full truckload quantities at Sylvamo’s expense. If Sylvamo does not provide a shipment destination within such three (3)-day period, IP shall ship such excess Inventory to the greatest extent possible in full truckload quantities to the location(s) designated by IP at Sylvamo’s expense. Following the Effective Date, any offsite warehouse or other storage outside the Mill floor, including any associated mill overflow warehouses, shall be the responsibility of Sylvamo. For the avoidance of doubt, the risk of any loss, damage, impairment, confiscation or condemnation of any of the Inventory in excess of 12,000 tons of Inventory on the Mill floor shall be borne by Sylvamo. IP shall manage Inventory aging data at the Mill and its warehouses utilizing the “first in, first out” methodology, consistent with past practices, to the extent practical. IP shall provide Sylvamo with Inventory ageing reports on a monthly basis. In event that Inventory on the Mill floor exceeds the limits in this Section 2(h)(iii) at any point in time due to third-party transportation disruptions outside of the control of IP (which disruptions do not constitute a Force Majeure Event), then IP and Sylvamo shall cooperate in good faith to identify an alternative mode of transportation for such excess Inventory as soon as practicable

(iv) For any Inventory remaining on the Mill floor (A) that IP has notified Sylvamo is aged more than (x) twelve (12) months, in the case of envelope papers or (y) twenty four (24) months, in the case of bristols and specialty papers or (B) on the date that is six (6) months following the termination of this Agreement, Sylvamo shall provide prompt notice to IP (and in any event within seven (7) days of a request from IP for a shipping destination) of a shipment destination, and such Inventory shall be invoiced to Sylvamo, in each case, upon gate exit from the Mill. IP shall ship such Inventory to such destination to the greatest extent practicable in full truckload quantities at Sylvamo’s expense. If Sylvamo does not provide the requested shipment destination within such seven (7)-day period, IP shall ship such Inventory to any location(s) designated by IP at Sylvamo’s expense. For the avoidance of doubt, the risk of any loss, damage, impairment, confiscation or condemnation of any such Inventory remaining on the Mill floor after such applicable time shall be borne by Sylvamo.

(i) Packaging. Except for GT Trademarks, Sylvamo shall own all rights in, and be responsible for providing all labeling and packaging designs, and upon notice from Sylvamo of its desired labeling and packaging, IP shall use its commercially reasonable efforts to accommodate Sylvamo’s desired labeling and packaging in producing packaging for the Product. Except for GT Trademarks, Sylvamo shall have final approval over all artwork (if any) associated with all labeling and packaging designs. IP and Sylvamo shall mutually agree on packaging inventory levels maintained at the mills and the order/reorder quantities for packaging replenishments. IP and Sylvamo shall cooperate in good faith in planning for packaging changes to minimize the level of obsolete packaging. Notwithstanding the foregoing, Sylvamo shall reimburse IP for any packaging that is (A) deemed obsolete by Sylvamo consistent with agreed upon inventory levels and invoiced to Sylvamo or (B) packaging for an item that has not had any sales over the previous 270 days. IP is responsible for all packaging sourcing functions. In the event of a lack of available packaging for a type of Product, the Parties shall cooperate in good faith to adjust the run schedule to the greatest extent reasonably practicable to run alternate Product where packaging is available. If all options to run alternate Product are exhausted and downtime results, Sylvamo shall not bear the Fixed Costs in connection with such downtime.

(j) Shipping.

(i) IP shall manage shipment of the Products, including all trailer pool and rail car scheduling management. IP shall be solely responsible for the management of all transportation contracts, including carrier selection, contract duration and other terms and negotiation of all related fees. IP shall ship the Products to the location(s) designated by Sylvamo or Sylvamo’s customers in a manner consistent with IP’s past practice. IP shall use commercially reasonable efforts to allocate transportation capacity equitably (based on relative production capacity) between IP’s own businesses and the shipping of Products on behalf of Sylvamo.

(ii) IP shall pay carriers to ship the Products and invoice Sylvamo for freight costs incurred (“Freight Costs”). Estimated Freight Costs shall be included on the invoice sent to Sylvamo upon gate exit as described in Section 4(b). Freight Costs shall be reconciled quarterly by IP in good faith with actual cost data. IP shall be liable for any demurrage and detention charges accrued at the Mill. Sylvamo shall be responsible for any demurrage and detention changes accrued at any delivery destination to Sylvamo, and IP shall include such charges in the reconciliation of Freight Costs.

(iii) As the operator placing products on the market for the first time, Sylvamo shall document and demonstrate compliance with the US Lacey Act or any other market related timber law in which they sell products to their customers under their own name. Annually or on an as needed basis, as requested by Sylvamo, IP shall confirm what species are present in sourcing to assist with this law due diligence process, including the species common and scientific names sourced by each location within fiber supply. All sourcing legality declarations shall be made in Sylvamo’s name.

(iv) To the extent there is any stranded Product located at the Mill that is not included in any shipment of an order, IP and Sylvamo shall cooperate and each use commercial reasonable efforts to utilize such stranded Product consistent with past practices, including by including such stranded Product in future orders and production planning for the same customer or selling such stranded Product to another customer. If any stranded Product is not shipped from the Mill after twelve (12) months, such stranded Product will be written off and IP and Sylvamo shall each bear 50% of (1) the Mill Cash Costs for such stranded Product less (2) any amount for which Sylvamo can sell such stranded Product as Job Lot. IP shall invoice Sylvamo for its half of such write off of the stranded Product.

(v) If the amount of claims (measured in dollars claimed) for transportation-related complaints in any month over any three consecutive months exceeds 120% of the Historical Transportation-Related Complaint Rate, then the Parties shall cooperate to develop a plan to return the claims rate to the Historical Transportation-Related Complaint Rate. The “Historical Transportation-Related Complaint Rate” means the amount equal to (x) the average annual amount of claims (measured in dollars claimed) for transportation-related complaints over the last three years prior to the Effective Date, divided by (y) 12.

3. Intellectual Property.

(a) Except for the SpinCo Know-How assigned to Sylvamo and its Affiliates in connection with the Separation and Distribution Agreement, the Parties hereby expressly acknowledge and agree that all rights in any Know-How used at the Mill, including in connection with the manufacture of Products hereunder, is, and shall at all times remain, fully and exclusively owned by IP. Sylvamo hereby grants to IP a non-exclusive, fully-paid, royalty-free license to use (without further right of sub-license) the Sylvamo Names and Marks during the Term solely for the purpose of applying the Sylvamo Names and Marks to the Products and the packaging, labeling and shipping materials for the Products as directed by Sylvamo pursuant to Section 2(i). Further, Sylvamo hereby grants to IP a non-exclusive fully-paid, royalty-free license to use (without further right of sub-license) any and all Sylvamo Intellectual Property rights during the Term solely for the purpose of fulfilling IP’s obligations to Sylvamo under this Agreement. “Sylvamo Names and Marks” means the names, marks, trademarks, service marks, license codes, trade dress, logos, monograms, domain names and other source or business identifiers of Sylvamo products set forth on Schedule F and related copyrights.

(b) IP hereby grants to Sylvamo a non-exclusive, non-transferable, fully-paid, royalty-free license to use (without further right of sub-license) the GT Trademarks solely in connection with the Products manufactured at the Mill for or on behalf of Sylvamo pursuant to this Agreement. Sylvamo shall use such GT Trademarks equivalent to the use of such GT Trademarks by IP on the day prior to the Effective Date of this Agreement. Sylvamo shall use such GT Trademarks on Products having a level of quality equivalent to or greater than the quality of such Products on the day prior to the Effective Date of this Agreement. Sylvamo shall not use the GT Trademarks in any manner that may damage or tarnish the goodwill associated therewith or the reputation or goodwill of IP. Any and all goodwill generated by the use of the GT Trademarks shall inure solely to the benefit of IP. At IP’s reasonable request, Sylvamo shall provide samples of its use of the GT Trademarks, pursuant to the limited rights granted to it hereunder, for purposes of confirming Sylvamo’s compliance with the terms of this Section 3(b) or for the purposes of aiding IP in the maintenance and enforcement of GT Trademarks. In the event IP terminates this Agreement in accordance with Section 6(a)(ii)(A)(1), IP shall assign to Sylvamo only the Intellectual Property specifically and exclusively associated with any wallboard tape product and Products bearing Bristols & Specialty Trademarks, provided that (i) IP has not used such Intellectual Property elsewhere in IP’s business or manufacturing; (ii) such Products have been manufactured for Sylvamo within the 12 months immediately preceding the date IP exercises its termination option under the Agreement; (iii) such assignment is completed at Sylvamo’s sole cost and expense; and after such assignment Sylvamo shall assume responsibility for the maintenance of such Intellectual Property. “Bristols & Specialty Trademarks” means the (i) names, marks, trademarks, service marks, license codes, trade dress, logos, monograms and other source or business identifiers set forth on Schedule G. “GT Trademarks” means the (i) names, marks, trademarks, service marks, license codes, trade dress, logos, monograms, and other source or business identifiers set forth on Schedule H and (ii) Bristols & Specialty Trademarks.

(c) Sylvamo shall obtain any consents, licenses or certifications from third parties, including third party fiber certification bodies or COLORLOK certification, to use Intellectual Property required for IP to manufacture the Products and the packaging, labeling and shipping materials for the Products and, if any such consent is not obtained, provide acceptable alternative arrangements to maintain the operation of GT 1&2 at Budgeted Capacity. All costs and expenses (if any) incurred by Sylvamo to obtain any such consents, licenses or certifications or to secure alternative arrangements shall be paid by Sylvamo. For the avoidance of doubt, failure to obtain such consents or secure alternative arrangements shall not relieve Sylvamo of its obligation to operate GT 1&2 at Budgeted Capacity, although IP shall not be obligated to produce the affected Products hereunder until such consents are obtained or alternative arrangements are provided.

4. Payment Procedures.

(a) Costs. Sylvamo shall pay IP its fully loaded costs for producing each ton of the Product based on the Mill Cash Cost. “Mill Cash Cost” shall equal the sum of the Fixed Costs and the Variable Costs.

(i) Fixed Costs. The “Fixed Costs” shall equal IP’s total fixed cash costs for operating GT 1&2 less depreciation, which categories of fixed cash costs are set forth on Schedule C hereto, per ton of the Product. The Fixed Costs shall be charged to Sylvamo notwithstanding any lack of orders. Notwithstanding the foregoing, the Fixed Costs shall be offset proportionately (as measured by machine hours) for any IP Production Run on GT 1&2 during the invoiced period.

(A) The initial Fixed Costs shall be determined based on the Fixed Costs set forth in IP’s SAP system on the Effective Date. Thereafter, the Project Managers shall meet in October of each year during the Term to review the Fixed Costs and to determine appropriate adjustments to be made to any or all of the Fixed Costs for the immediately succeeding calendar year of the Term consistent with IP’s past practice.

The Fixed Costs as so adjusted shall take effect on January 1 of the subsequent calendar year (the “Annual Adjustment Date”) for such calendar year; provided that if the Project Managers fail to mutually agree upon adjustments prior to the Annual Adjustment Date, then the Fixed Costs for the calendar year beginning on the Annual Adjustment Date shall increase proportionately with the increase in the Producer Price Index published by the U.S. Bureau of Labor and Statistics from the preceding year (the “PPI”).

(B) IP shall be responsible, in its sole discretion, for routine cost management associated with owning and operating the Mill as determined consistent in all material respects with IP’s past practice.

(ii) Variable Costs. The “Variable Costs” shall equal IP’s total direct cash costs related to the manufacturing a ton of the Product, which categories of direct cash costs are as set forth on Schedule C hereto.

(A) The initial Variable Costs shall be determined based on the Variable Costs set forth in IP’s SAP system on the Effective Date. Thereafter, the Project Managers shall meet in October of each year during the Term to review the Variable Costs and to determine appropriate adjustments to be made to any or all of the Variable Costs for the immediately succeeding calendar year of the Term consistent with IP’s past practice. The Variable Costs as so adjusted will take effect on the Annual Adjustment Date for the following calendar year beginning on the Annual Adjustment Date; provided that if the Project Managers fail to mutually agree upon adjustments prior to the Annual Adjustment Date, then the Variable Costs for the calendar year beginning on the Annual Adjustment Date shall increase proportionately with the increase in the PPI.

(iii) Invoices shall be reviewed by the Project Managers on a quarterly basis to account for the difference between the Variable Costs invoiced to Sylvamo for raw materials, utilities and other supplies used in the production of the Product (“Supplies”) and the actual cash costs paid by IP for such Supplies for the period under review (such variance, a “Purchased Price Variance”) To the extent there is a Purchased Price Variance, Sylvamo shall be credited for 100% of any overcharge of Variable Costs relative to IP’s actual cash costs or charged 100% of any undercharge relative to IP’s actual cash costs, as the case may be. IP shall deliver to Sylvamo an invoice reflecting such additional charges or credits, as the case may be, following each quarterly determination of the required adjustments.

(iv) IP shall maintain processes consistent with the processes used during the past three years in its annual budgeting process to adjust Fixed Costs and Variable Costs in the SAP system.

(v) The Project Managers shall meet in the fourth quarter of each calendar year to discuss, among other things, the following year’s projected outlook for Product demand.

(b) Invoice Procedures.

(i) Upon gate exit of the Product from the Mill, IP shall provide Sylvamo with an invoice for the Mill Cash Cost plus estimated Freight Costs for the tonnage of Product contained in shipments of Product from the Mill and any non-routine expenditures or other charges provided in this Agreement for Sylvamo’s account, plus any applicable sales taxes.

(ii) If there is a Lack of Orders for Product, IP shall provide Sylvamo with an invoice on weekly basis for IP’s total fixed cash costs for operating GT 1&2 less depreciation per hour incurred for such period without orders as if GT 1&2 had operated at Budgeted Capacity. For purposes of this Agreement, “Lack of Orders” shall mean any lack of orders as measured in SAP that exceeds the amount of lack of orders accounted for in Budgeted Capacity (as determined by IP during its annual budgeting process and adjusted for any calendar year on each Annual Adjustment Date); provided that downtime that is caused by IP’s operational inefficiency shall not be charged to Sylvamo.

(iii) Sylvamo shall make a single payment to IP within thirty (30) days of receiving any invoice of all amounts due to IP under the invoice. All invoices may include any additional charges or credit required to correct for any prior billing error or make any required adjustment (including any adjustments made pursuant to any provision of this Agreement). Any invoice issued by IP shall be on the form of invoice in general use by IP at such time.

(c) Late Payments. All amounts not paid by Sylvamo when due (that is, within thirty (30) days of receiving the invoice) pursuant to this Agreement shall bear interest consistent with the terms of the invoice. In addition, Sylvamo shall pay IP’s reasonable attorney’s fees and other reasonable expenses incurred in collecting such amounts not timely paid by Sylvamo.

(d) Obligation to Pay. Subject to Section 4(e), Sylvamo’s obligation to pay the foregoing invoiced amounts in full is an unconditional obligation of Sylvamo, and IP shall be permitted to exercise rights provided in Section 4(c) and Section 6(b) in the event Sylvamo does not timely pay all amounts due and payable under this Section.

(e) Disputed Amounts; Audit.

(i) In the event that Sylvamo disputes any amounts required to be paid pursuant to this Section, Sylvamo shall be required to pay to IP the disputed amount and then to pursue its claim for refund of such amounts in accordance with Section 17.

(ii) Not more than once each calendar year, Sylvamo shall be permitted, upon its reasonable request and at its sole cost and expense, to engage an independent accounting firm mutually agreed by the Parties to conduct an audit of the costs charged by IP to Sylvamo and the allocation of transportation capacity between IP’s own businesses and the shipping of Products on behalf of Sylvamo; provided that Sylvamo shall notify IP in writing at least sixty (60) days prior to any audit. IP shall cooperate with the accounting firm in connection with any such audit (including providing records and information as shall be reasonably necessary to conduct such audit, subject to entry into an appropriate confidentiality agreement). All audits shall be conducted in a manner to minimize any disruption, delay or interference with the business activities of IP and the Mill. In the event that the audit shall disclose any matter that requires correction to the amounts charged hereunder during the previous calendar year, Sylvamo shall promptly provide IP with written notice thereof, together with copies of any documentation supporting such claimed correction. Such correction shall be reflected on the next invoice delivered to Sylvamo unless disputed in accordance with Section 17. If any audit reveals a material error solely caused by IP, then IP shall reimburse Sylvamo for the costs of such audit.

(iii) Not more than once each calendar year, IP shall be permitted, upon its reasonable request and at its sole cost and expense, to engage an independent accounting firm mutually agreed by the Parties to conduct an audit of the sales of Saleable Job Lot; provided that IP shall notify Sylvamo in writing at least sixty (60) days prior to any audit. Sylvamo shall cooperate with the accounting firm in connection with any such audit (including providing records and information as shall be reasonably necessary to conduct such audit, subject to entry into an appropriate confidentiality agreement). All audits shall be conducted in a manner to minimize any disruption, delay or interference with the business activities of Sylvamo. In the event that the audit shall disclose any matter that requires correction to the amounts charged or refunded hereunder during the previous calendar year, IP shall promptly provide Sylvamo with written notice thereof, together with copies of any documentation supporting such claimed correction. Such correction shall be reflected on the next invoice delivered to Sylvamo unless disputed in accordance with Section 17.

5. Job Lot. Any Product manufactured at the Mill for or on behalf of Sylvamo hereunder that does not meet the Specifications (unless otherwise agreed by Sylvamo) shall be considered obsolete product (“Job Lot”). IP shall be entitled to re-pulp any Job Lot located at the Mill. To the extent IP does not re-pulp Job Lot, it shall be considered “Saleable Job Lot”. At IP’s request, Sylvamo shall sell Saleable Job Lot that has yet to be invoiced to Sylvamo on commercially reasonable terms and otherwise in a manner consistent with past practice, including the possible sale to IP, and IP shall be responsible for invoicing those customers and delivering the Saleable Job Lot; provided that any Product that becomes Saleable Job Lot due to the action(s) or inaction(s) of Sylvamo shall be invoiced to Sylvamo at full cost and disposed of at the direction of Sylvamo. Any Product that was invoiced to Sylvamo but is later discovered to have been Job Lot due to a Manufacturing Defect shall be sold by Sylvamo on commercially reasonable terms and otherwise in a manner consistent with past practice.

6. Term and Termination; Payment Default.

(a) Term and Termination.

(i) The term of this Agreement shall be ten (10) years (such period, including as may be earlier terminated, the “Term”), commencing on the Effective Date.

(ii) Notwithstanding the foregoing, (A) IP may, at its option, terminate this Agreement (1) effective as early as January 1, 2023 upon at least 180 days’ prior written notice to Sylvamo, (2) upon at least 60 days’ prior written notice to Sylvamo if GT 1 or GT 2 is operating on average at less than 80% of Budgeted Capacity during any consecutive sixty (60)-day period caused by Sylvamo’s Lack of Orders or (3) in accordance with Section 7, and (B) Sylvamo may at its option, terminate this Agreement effective as early as January 1, 2025 upon at least 180 days’ prior written notice to IP. Upon the expiration or termination of this Agreement, all rights and obligations of each party hereunder shall cease, as of the date of the termination, and any amounts owed by either party pursuant to this Agreement shall be paid in full.

(iii) Notwithstanding the foregoing, the termination of this Agreement pursuant to any of the provisions of this Agreement shall be without prejudice to any rights, or diminution of any obligations or liabilities of either party, that may have accrued prior to the effective date of such termination. In addition, the provisions of Sections 8 and 11 to 24 shall survive the termination of this Agreement.

(b) Payment Default.

(i) In the event that any amount due and payable by Sylvamo hereunder is not paid within thirty (30) days after Sylvamo receives written notice of such nonpayment (a “Payment Default”), then immediately, or at any time thereafter before such Payment Default is cured (provided that the time period for such cure has expired), IP may, at its option and upon written notice to Sylvamo, pursue its rights under Section 17.

(ii) If there shall exist a Payment Default under this Agreement that has not been cured (an “Uncured Payment Default”), then IP shall be permitted to suspend its provision of any or all Products under this Agreement for so long as such Uncured Payment Default remains uncured; provided, however, that Sylvamo shall have the opportunity to secure payment for future shipments of the Products (through an escrow arrangement, letter of credit or otherwise, in each case acceptable to IP in its sole discretion) in order to prevent a suspension of the production of the Products. Sylvamo shall continue to be liable for all payments due hereunder during any such period of suspension of performance. IP shall be obligated to resume providing Products hereunder as soon as reasonably practicable after Sylvamo has cured all Uncured Payment Defaults within five (5) Business Days following such cure.

7. Force Majeure. IP shall not be responsible for failure or delay in production or delivery of any Products that it has responsibility for providing hereunder, if the event (a) does not arise or result from the fault or negligence of IP (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by IP (or such Person), or, if it would reasonably have been foreseen, was beyond the control of IP, including acts of God, acts of civil or military authority, embargoes, pandemics (including the COVID-19 pandemic), epidemics, wars, riots, protests or civil unrest, insurrections, fires, explosions, earthquakes, floods, tornados, hurricanes, government shutdowns, shortage of adequate power or transportation facilities, travel restrictions, weather conditions, labor problems, unavailability of supplies or the response of any Governmental Authority to any of the foregoing, or, in the case of computer systems, any failure in electrical or air conditioning equipment (a “Force Majeure Event”). IP shall, as promptly as practicable after it learns of a Force Majeure Event, notify Sylvamo of such Force Majeure Event that IP believes will result in a failure or delay in production or delivery of any Products, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and IP shall not incur liability of any kind if such estimation proves to be inaccurate. Following notice of a Force Majeure Event by IP, Sylvamo shall be excused from Fixed Costs for any Lack of Orders the duration of the Force Majeure Event. IP shall use its commercially reasonable efforts to restore production of Product on GT 1&2 provided hereunder in accordance with this Agreement as soon as reasonably practicable following the Force Majeure Event; provided, however, if the restoration of the production of Product on either GT 1 or GT 2 would not be commercially reasonable, as determined in IP’s sole discretion, then IP may terminate this Agreement upon five (5) Business Days’ prior written notice to Sylvamo.

8. Indemnification; Limitation of Damages.

(a) Indemnification by IP. Subject to Sections 8(d), (e) and (f), IP shall indemnify and hold harmless Sylvamo from and against all liabilities, penalties, judgments, losses, injuries, damages, costs, fees and expenses (including, without limitation, costs of defense, settlement, and reasonable attorneys’ fees and expenses relating to matters or actions arising under this Agreement), whether arising under common law or any federal, state or local statute or ordinance (“Damages”) suffered or incurred by Sylvamo arising out of or resulting from (i) the gross negligence or willful misconduct of IP in connection with the performance of its obligations under this Agreement or (ii) a claim by any customer of Sylvamo against Sylvamo or IP directly attributable to a Manufacturing Defect in the Products produced hereunder; provided that in the case of any claim for indemnification under clause (ii), Damages arising out of such claim must exceed $500,000 (the “Deductible”) before IP has any liability hereunder and those Damages incurred to the extent exceeding the Deductible, and only those incremental Damages above the deductible, shall be borne 50% by IP and 50% by Sylvamo.

(b) Indemnification by Sylvamo. Subject to Sections 8(d), (e) and (f), Sylvamo shall indemnify and hold harmless IP from and against any and all Damages suffered or incurred by IP, arising out of or resulting from (i) any breach of this Agreement by Sylvamo, (ii) Sylvamo’s use of the GT Trademarks (including in connection with Products bearing such GT Trademarks), (iii) infringement of Intellectual Property used in the Products (or labeling or packaging thereof), including Third-Party Claim, (iii) the gross negligence or willful misconduct of Sylvamo in connection with the performance of its obligations under this Agreement or (iv) a claim by any customer of Sylvamo against IP; provided that in the case of any claim for indemnification under clause (iv), such claim may be offset against any indemnification obligation of IP under Section 8(a)(ii).

(c) Notice of Claims. If, on or following the Effective Date, any Person entitled to indemnification hereunder (an “Indemnitee”) shall receive notice or otherwise learn of the assertion by any Third Party (including any Governmental Authority) of any claim or of the commencement by any such Third Party of any Third-Party Claim with respect to which either Party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 8(a) or (b), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty one (21) days (or sooner if the nature of the Third-Party Claim so requires or it relates to a customer claim that could reasonably result in in indemnifiable Damages in excess of the Deductible pursuant to Section (a)(ii) above) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim and the Product involved, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 8(c) shall not relieve an Indemnifying Party of its indemnification obligations under Section 8(a) or (b) of this Agreement, except to the extent the Indemnifying Party is actually and materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 8(c).

(d) Control of Defense. An Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the obligation to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 8(c) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 8(c), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(e) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees and expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense, unless such Indemnifying Party assumed the defense of such Third-Party Claim by such Indemnifying Party due to a misrepresentation of facts by the Indemnitee in the notice of such Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 8(c), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(f) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate outside counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 8(e) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.8 and 6.9 of the Separation and Distribution Agreement, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate outside counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such outside counsel for all Indemnitees.

(g) No Settlement. Neither Party shall settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party and its Indemnitees from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within twenty (20) days or such longer period, not to exceed thirty (30) days, as may be agreed by the Parties (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(h) Customer Claims. Without limiting the other provisions of this Section 8, Sylvamo shall keep IP reasonably informed of the status of any customer claim that could reasonably result in in indemnifiable Damages in excess of the Deductible pursuant to Section 8(a)(ii) above and consult with IP, and consider IP’s recommendations in good faith, on resolution of such customer claim, and IP shall have the opportunity to participate in any meetings or negotiations concerning such customer claim.

(i) Limited Warranty. Notwithstanding any provision to the contrary, unless expressly set forth herein, IP does not make any other warranties, whether express, implied or statutory and specifically disclaims any implied warranties, whether of merchantability, suitability, fitness for a particular purpose, or otherwise for such Products or services.

(j) Excluded Damages. In no event shall any Party or such Party’s affiliates, or any of its or their respective officers, directors, employees, agents or representatives, be liable for any special, punitive, exemplary, consequential, incidental or indirect Damages, or any Damages based on lost profits (except for claims of Intellectual Property infringement, dilution or misappropriation), in each case whether based on contract, tort, strict liability, other Law or otherwise, including if such Damages are payable to a Third Party.

9. Changes to IP’s Systems at Mill. From time to time, IP may upgrade, change and/or convert its current software, information technology and other systems used in the operations of the Mill, including without limitation, resource planning and similar items (including business continuity support for such systems as needed for disaster recovery). IP shall use commercially reasonable efforts to ensure that such changes do not materially adversely affect the ability of Sylvamo to conduct its business as relating to the Products as so conducted at the beginning of the Term. Sylvamo shall bear any costs in connection with upgrading its systems to remain compatible with any IP system changes.

10. Project Managers. IP and Sylvamo shall each assign one person to act as that Party’s project manager (the “Project Manager”), which shall initially be those individuals set forth on Schedule D hereto. The Project Managers shall (a) represent and act for their respective Party for matters related to this Agreement, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. Any Project Manager may be replaced at any time by the Party entitled to designate such Project Manager. Each Party shall promptly notify the other Party of any reassignments or changes in contact information of the Project Manager. No Project Manager for a Party shall have any authority to amend this Agreement.

11. Confidential Information. Except as provided below, all Information disclosed between the Parties pursuant to this Agreement shall be deemed confidential (“Confidential Information”), except, in each case, to the extent that such information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any Confidential Information of such other Party or any member of such other Party’s Group. A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to Third Parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement or, with respect to any trade secrets, indefinitely. The obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in Sections 6.10 and 6.11 of the Separation and Distribution Agreement, which shall be deemed incorporated by reference herein. Notwithstanding anything to the contrary in this Section 11, the Parties acknowledge that amounts paid hereunder will be considered related party transactions and will be disclosed in public filings in accordance with the rules and regulations of the SEC or the NYSE.

12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may delegate its obligations under this Agreement to any Subsidiary of such Party without the prior written consent of the other Party.

13. No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder. There are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) including all matters of validity, construction, effect, enforceability, performance and remedies.

15. Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other Party would not, in the event of any action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.

16. Jurisdiction; Service of Process. Subject to Section 17, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 22, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

17. Dispute Resolution.

(a) The Parties shall use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a breach of this Agreement, a dispute as to the meaning of this Agreement or a dispute as to any invoiced amount or any of its terms which the Parties cannot resolve by themselves amicably, the following provisions shall apply (which provisions shall be in addition to, and not a limitation of, the Parties’ remedies under Section 2(e), 6 and 8):

(i) All disputes or issues arising hereunder shall first be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter shall be referred to senior management representatives, with appropriate decision making authority, for prompt resolution of the matter.

(ii) If the Parties are unable to resolve such dispute within sixty (60) days following the commencement of negotiations pursuant to Section 17(a), then such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement.

(b) Notwithstanding the foregoing provisions of this Section 17, either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 of the Separation and Distribution Agreement if such Party has submitted a Arbitration Request and the other Party has failed to comply with Section 7.2 of the Separation and Distribution Agreement in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Rules.

(c) Unless otherwise agreed in writing or expressly stated herein, the Parties shall continue to honor all commitments under this Agreement to the extent required hereby and thereby during the course of dispute resolution pursuant to the provisions of this Section 17 unless such commitments are the specific subject of the dispute at issue.

18. Relationship of the Parties. In providing the Products and services hereunder, IP is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between IP and Sylvamo any relationship other than an independent contractor and purchaser of the Products. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty, exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

19. Amendments; Waivers. No provisions of this shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

20. Entire Agreement. This Agreement, together with the Separation and Distribution Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

21. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be determined by a court of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

22. Notices. Other than for routine communications with respect to operational matters under this Agreement, the procedures specified in Section 10.5 of the Separation and Distribution Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

23. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to this Agreement shall be deemed to include the Exhibits, Schedules and Annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in (x) Memphis, Tennessee, (y) Selma, Alabama or (z) New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) unless otherwise specified, all dollar amounts, including the symbol “$”, refer to the lawful currency of the United States of America; and (l) all references to “the date hereof” or “the date of this Agreement” and words of similar import shall all be references to [                ], 2021.

24. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto, respectively, and delivered to the other Party hereto, respectively. Delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[The Remainder of this Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Supply and Offtake Agreement to be executed as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

SYLVAMO NORTH AMERICA, LLC

By:
Name:
Title:

[Signature Page to Supply and Offtake Agreement]